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                                                               EXHIBIT 7



     Goldman, Sachs & Co. -- 85 Broad Street -- New York, New York 10004
     Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

May 1, 1994

Board of Directors
Syntex Corporation
3401 Hillview Avenue
Palo Alto, CA 94304

Madame and Gentlemen:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1 per share (the "Shares"), of Syntex Corporation (the "Company") of the $24 per Share in cash to be received by such holders pursuant to the Acquisition Agreement and Plan of Merger dated as of May 1, 1994 among Roche Capital Corporation ("Buyer") which is an indirect, wholly-owned subsidiary of Roche Holding Ltd ("Roche"), Roche (Panama) Corporation ("Merger Subsidiary") which is a wholly-owned subsidiary of Buyer, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Buyer will pay $24 per Share in cash for each Share accepted. Pursuant to the Guaranty dated May 1, 1994, Roche has agreed to guarantee all of the covenants, agreements, obligations, liabilities, representations and warranties of Buyer and Merger Subsidiary under the Agreement (the "Guaranty"). The Agreement further provides that following completion of the Tender Offer, Merger Subsidiary will be merged with the Company (the "Merger") and each outstanding Share (other than Shares already owned by Buyer and its subsidiaries) will be converted into the right to receive $24 in cash or, at the election of the holder, subject to the terms of the Agreement, will be converted into the right to receive shares of Limited Conversion Preferred Stock (the "Preferred Stock") of Buyer.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

     In connection with this opinion, we have reviewed, among other things, drafts of the Agreement and the Guaranty; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended July 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pharmaceutical industry specifically, and in other industries generally, and performed such other studies and analyses as we considered appropriate.
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Syntex Corporation
May 1, 1994
Page Two

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. In providing our opinion, we are not expressing any view as to the value of the Preferred Stock or as to the fairness of such stock as consideration in the Merger.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $24 per Share in cash to be received by the holders of Shares in the transactions contemplated by the Agreement is fair to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.